UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Emeritus Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2008

To the Shareholders of Emeritus Corporation:

You are invited to attend the 2008 annual meeting of shareholders of Emeritus Corporation to be held at the South Cascade Room of the Harbor Club, Norton Building, 801 Second Avenue, 17th Floor, Seattle, Washington 98104, on Thursday, June 12, 2008, at 10:00 a.m., local time.  Our board of directors has fixed the close of business on April 11, 2008 as the record date for determining those shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.

The Notice of Annual Meeting and proxy statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, including the election of directors, and the ratification of the accountants.

Our board of directors recommends that you vote “FOR” each of the proposals described in this proxy statement.

Your vote is very important.  Please submit your proxy promptly by completing, dating and returning your proxy card in the enclosed envelope.  Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the annual meeting and vote in person.

This proxy statement is dated April 29, 2008, and is first being mailed to Emeritus shareholders on or about May 9, 2008.

EMERITUS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 12, 2008

To the Shareholders of Emeritus Corporation:

The annual meeting of shareholders of Emeritus Corporation will be held at the South Cascade Room of the Harbor Club, Norton Building, 801 Second Avenue, 17th Floor, Seattle, Washington 98104, on Thursday, June 12, 2008, at 10:00 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

1.	To elect three directors into Class III of our board of directors, one director into Class I of our board of directors,
and one director into Class II of our board of directors.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2008.

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The board of directors recommends that you vote FOR the election of the director nominees, and FOR the ratification of the appointment of KPMG as our independent registered public accounting firm.

The board of directors has fixed the close of business on April 11, 2008, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.  Shareholders are cordially invited to attend the annual meeting in person.

By order of the board of directors

/s/ Daniel R. Baty

Daniel R. Baty

Chairman of the Board

and Co-Chief Executive Officer

/s/ Granger Cobb

Granger Cobb

President and

Co-Chief Executive Officer

Seattle, Washington

April 29, 2008

i

TRANSACTIONS WITH RELATED PERSONS	34
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	38
REPORT OF THE AUDIT COMMITTEE	39
SHAREHOLDER PROPOSALS	40
Submission of Shareholder Proposals for Inclusion in the Proxy Statement	40
Advanced Notice Procedures for Director Nominations and Other Business	40

ii

THE ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies from the holders of our common stock by our board of directors for use at the 2008 annual meeting of our shareholders.  This proxy statement is first being furnished to our shareholders on or about May 9, 2008.

Date, Time and Place of the Annual Meeting

The 2008 annual meeting of our shareholders will be held at the South Cascade Room of the Harbor Club, Norton Building, 801 Second Avenue, 17th Floor, Seattle, Washington 98104, on Thursday, June 12, 2008, at 10:00 a.m., local time.

Matters to be Considered at the Annual Meeting

The purpose of the annual meeting is to consider and vote on the proposals described below and any other matters that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

1.	To elect three directors into Class III of our board of directors, one director into Class I of our board of directors,
and one director into Class II of our board of directors.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2008.

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Record Date; Shares Entitled to Vote

We have fixed the close of business on April 11, 2008 as the record date for the determination of holders of our common stock entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the annual meeting.  No other shares of our capital stock are entitled to notice of and to vote at the annual meeting.  At the close of business on the record date, we had 39,057,738 shares of common stock outstanding and entitled to vote.

Voting of Proxies; Revocation of Proxies

If you vote your shares of Emeritus common stock by signing and returning the enclosed proxy in the enclosed prepaid and addressed envelope, your shares will be voted at the annual meeting as you indicate on your proxy, unless your proxy is revoked.  If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the election of Daniel R. Baty, Bruce L. Busby, Charles P. Durkin, Jr., Stuart Koenig and Granger Cobb to our board of directors and “FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for 2008.

You are urged to mark the box on the proxy card, following the instructions included on your proxy card, to indicate how to vote your shares.  If your shares are held in an account at a brokerage firm or bank, you must instruct such institution on how to vote your shares.  Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.  If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares other than the proposals relating to the election of directors and the ratification of the appointment of our independent registered public accounting firm.

You may revoke your proxy at any time prior to its use by delivering to the Corporate Secretary, at the offices of Emeritus at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, a signed notice of revocation, by delivering a duly executed new, signed proxy prior to the annual meeting or, if you are a holder of record, by attending the annual meeting and voting in person.  If you hold your shares in “street name,” you must get a proxy from your broker, bank or other custodian to vote your shares in person at the annual meeting.  Attendance at the annual meeting does not in itself constitute the revocation of a proxy.

Quorum; Broker Abstentions and Broker Non-Votes

A quorum, consisting of the holders of 19,528,869 shares (a majority of the shares entitled to vote as of the record date for the annual meeting), must be present in person or by proxy before any action may be taken at the annual meeting.  Broker non-votes and abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

Directors will be elected by a plurality of the votes present by proxy or in person at the annual meeting.  Shareholders are not entitled to cumulate votes in the election of directors.  The proposal to ratify the appointment of our independent registered public accounting firm will be approved if a majority of the total votes cast on the proposal vote in favor.

Abstention from voting on any of the proposals will not affect the outcome of the proposal since no vote will have been cast for the proposal.  Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to the election of directors and the ratification of the appointment of our independent registered public accounting firm.

Expenses of Solicitation

We will bear the cost of soliciting proxies.  Certain of our directors, officers, and regular employees, without additional compensation, will solicit proxies personally or by telephone or facsimile.  In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household.  Emeritus will promptly deliver a separate copy of this proxy statement to you if you write or call our Corporate Secretary at the following address or phone number:  3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, telephone:  (206) 298-2909.  If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or, if you are a record holder, you may contact Emeritus, as applicable, at the above address and phone number.

Recommendation of Our Board of Directors

The Audit Committee of our board of directors approved the appointment of KPMG as our independent registered public accounting firm.  The Nominating and Corporate Governance Committee of our board of directors and our board of directors unanimously approved the nominations of Daniel R. Baty, Bruce L. Busby, Charles P. Durkin, Jr., Stuart Koenig and Granger Cobb for election to our board of directors.

The Emeritus board of directors recommends that you vote “FOR” each of the nominees for election to our board of directors, and “FOR” approval of the ratification of the appointment of KPMG as our independent registered public accounting firm for 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors is divided into three classes.  One class is elected each year by the shareholders.  At the annual meeting, three directors will be elected to serve for a term of three years, expiring on the date of the annual meeting of shareholders in 2011, one director will be elected to serve for a term of one year, expiring on the date of the annual meeting of shareholders in 2009, and one director will be elected to serve for a term of two years, expiring on the date of the annual meeting of shareholders in 2010.  If elected, the nominees will continue in office until a successor has been elected or until resignation or removal in the manner provided by our bylaws.  The names of directors nominated for the terms, as well as the directors whose terms will continue after the annual meeting, are listed below.

Pursuant to the terms of a shareholders agreement entered into in connection with our September 2007 acquisition of Summerville Senior Living, Inc., which we sometimes refer to as Summerville, Mr. Daniel R. Baty and his affiliated entities (the "Baty shareholders"), Saratoga Partners IV, L.P., Saratoga Coinvestment IV, LLC, and Saratoga Management Company, LLC (the "Saratoga shareholders") and AP Summerville, LLC ("AP Summerville"), AP Summerville II, LLC ("AP Summerville II"), Apollo Real Estate Investment Fund III, L.P. ("AREIF III") and Apollo Real Estate Investment Fund IV, L.P. ("AREIF IV" and together with AP Summerville, AP Summerville II and AREIF III, the "Apollo shareholders") agreed to vote their shares to elect one representative designated by the Apollo shareholders, one representative designated by the Saratoga shareholders and one representative designated by the Baty shareholders so long as each shareholder group beneficially owns at least 5% of our outstanding shares or one-half of the amount of shares beneficially owned by the shareholder group immediately following the closing of the Summerville acquisition. Since 1999, Charles P. Durkin, Jr. has been nominated and elected under the prior and current arrangement as a representative of Saratoga.  The Apollo shareholders have designated Mr. Koenig as their representative pursuant to this shareholders agreement.  In addition, pursuant to the shareholders agreement, the Baty shareholders, the Apollo shareholders and the Saratoga shareholders have agreed to vote their shares to elect Daniel R. Baty and Granger Cobb, our co-chief executive officers.

Nominees for Election

Class III Nominees Whose Terms Will Expire in 2011

Daniel R. Baty (age 64), one of founders of Emeritus, has served as its Chief Executive Officer and as a director since its inception in 1993 and became Chairman of the board of directors in April 1995.  Since the Summerville acquisition, Mr. Baty has served as our Co-Chief Executive Officer.  Mr. Baty also has served as the Chairman of the board of directors of Holiday Retirement Corporation since 1987 and served as its Chief Executive Officer from 1991 through September 1997.  Since 1984, Mr. Baty has also served as Chairman of the board of directors of Columbia Pacific Group, Inc. and, since 1986, as Chairman of the board of directors of Columbia Pacific Management.  Both of these companies are wholly-owned by Mr. Baty and are engaged in developing independent living facilities and providing consulting services for that market.  Mr. Baty is the father of Stanley L. Baty, a current director of our company.

Bruce L. Busby (age 64), has been a director of Emeritus since April 2004.  Mr. Busby served as Chairman and Chief Executive Officer of The Hillhaven Corporation prior to its merger with Vencor, Inc. in 1995.  Hillhaven was a publicly-held operator of skilled nursing facilities based in Tacoma, Washington, and prior to its merger it operated 350 facilities in 36 states.  During his tenure with Hillhaven, Mr. Busby served as the Chief Executive Officer and as a director beginning in April 1991 and as that company’s Chairman of the board of directors from September 1993 until the merger with Vencor.  Mr. Busby, who has been a Certified Public Accountant for over thirty years, has been retired since 1995.

Charles P. Durkin, Jr. (age 69), has served as a director of Emeritus since December 30, 1999.  Mr. Durkin is one of the founders of Saratoga Partners IV L.P, a private equity investment firm.  From September 1998 until his retirement in February 2008, he served as Managing Director of Saratoga Management Company LLC, the manager of Saratoga.  He continues to serve as a general director of Saratoga after his retirement as Managing Director.  Mr.

Durkin is currently a member of Saratoga Associates IV LLC, the general partner of Saratoga IV.  From September 1997 until he joined Saratoga Management Company, he was a Managing Director of SBC Warburg Dillon Read, Inc., the successor entity to Dillon, Read & Co., where Mr. Durkin started his investment banking career in 1966 and became a Managing Director in 1974.

Class I Nominees Whose Terms Will Expire in 2009

Stuart Koenig (age 55), has been a director of Emeritus since September 2007, when we completed the Summerville acquisition .  Mr. Koenig has been associated with Apollo Real Estate Advisors since 1995 and is a partner and the Chief Financial Officer.  Prior to 1995, Mr. Koenig was a Vice President in the Real Estate Principal Investment Area of Goldman, Sachs & Co. where he served as Controller and Director of Investor Relations for the Whitehall real estate investment funds.

Class II Nominees for Terms Expiring in 2010

Granger Cobb (age 47), has served as President and Co-Chief Executive Officer and as director of Emeritus since September 2007, when we completed of our acquisition of Summerville.  Mr. Cobb has 21 years of senior management experience in the senior residential, assisted living, and skilled nursing industries.  He served as President, Chief Executive Officer, and a director of Summerville, since 2000.  Mr. Cobb joined Summerville in 1998 with its acquisition of Cobbco, Inc., a California-based assisted living company founded by Mr. Cobb in 1989.  Mr. Cobb is active in several industry associations and has served on the boards of the Assisted Living Federation of America (ALFA), the National Investment Center for the Seniors Housing & Care Industry (NIC), and the political action committees for ALFA and the California Assisted Living Association (CALA).  Mr. Cobb was president of CCK Health Care, Inc., a company which filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code in 2004.  Mr. Cobb is the brother of Melanie Werdel, the Executive Vice President-Administration of our company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

EACH OF THE DIRECTOR NOMINEES

Continuing Directors

Class I Directors Whose Terms Will Expire in 2009

Robert E. Marks (age 56), has been a director of Emeritus since July 2005.  From 1994 to the present, Mr. Marks has been the President of Marks Ventures, LLC, a private equity investment firm.  He is a director and Chairman of the Audit Committee of Denny’s Corporation , as well as a member of the board of trustees of the Fisher House Foundation and The International Rescue Committee.

David W. Niemiec (age 58) has served as a director of Emeritus since December 30, 1999.  He is a private equity investor, as well as an Advisor to Saratoga.  Mr. Niemiec was a Managing Director of Saratoga Partners from 1998 to 2001.  He also held various positions at Dillon, Read & Co.  Inc. and its successor firm, SBC Warburg Dillon Read, from 1974 to 1998, including Vice Chairman, Chief Administrative Officer and Chief Financial Officer.  He is a member of the board of directors of OSI Pharmaceuticals, Inc., as well as a director and trustee of various Templeton Funds, which are internationally oriented mutual funds of the Franklin Templeton Investments group.

Class II Directors for Terms Expiring in 2010

Stanley L. Baty (age 36), has served as a director of Emeritus since September 2004.  Mr. Baty is the son of Daniel R. Baty, Chairman of our board of directors and our Co-Chief Executive Officer.  Stanley L. Baty is the Vice President of Columbia Pacific Management, Inc., where he is responsible for real estate related investment decisions.  Prior to that, from 1994 to 1996, Mr. Baty was a financial analyst for Nomura Securities Corporation.

Raymond R. Brandstrom (age 55), one of the founders of Emeritus, has served as a director of Emeritus since its inception in 1993.  From 1993 to March 1999, Mr. Brandstrom also served as President and Chief Operating Officer of Emeritus.  In March 2000, Mr. Brandstrom was elected Vice President of Finance, Chief Financial Officer and Secretary of Emeritus.  Upon completion of the Summerville acquisition, Mr. Brandstrom became our Executive Vice President of Finance.  From May 1992 to October 1996, Mr. Brandstrom served as President of Columbia Pacific Group, Inc. and Columbia Pacific Management, Inc., which are owned by Daniel R. Baty.  From May 1992 to May 1997, Mr. Brandstrom served as Vice President and Treasurer of Columbia Winery, a company previously affiliated with Mr. Baty that is engaged in the production and sale of table wines.

T. Michael Young (age 63), has been a director of Emeritus since April 2004.  He is the Chairman of the board of directors of Metal Supermarkets (Canada), Ltd., a privately-held metal distributor with locations in the United States, Canada, Europe, and the Middle East, and has held this position since December 2005.  From December 2002 through December 2005 he was President and Chief Executive Officer of that company.  In October 2003, he was elected to the board of directors of that company.  Prior to that, from June 1998 to May 2002, Mr. Young was Chairman of the board of directors of Transportation Components, Inc., a publicly-held distributor of replacement parts for commercial trucks and trailers, and also served as its President and Chief Executive Officer from June 1998 to May 2001.  On May 7, 2001, Transportation Components filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division.  The company was later liquidated in June 2002.  In March 2005, Mr. Young joined the board of directors of Restoration Hardware, Inc., a public company whose shares are traded on the NASDAQ Stock Market.  In May 2006, Mr. Young joined the board of directors of Koppers Holdings, Inc., a public company whose shares are traded on the New York Stock Exchange.  Mr. Young is a Certified Public Accountant and former partner of Arthur Andersen & Co.

PROPOSAL 2

PROPOSAL FOR RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected KPMG to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2008.  KPMG has audited our accounts since July 28, 1995.  The board of directors is submitting the Audit Committee's selection of KPMG to the shareholders for ratification.

Appointment of our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification.  However, our board of directors has chosen to submit this matter to the shareholders as a matter of good corporate practice.  If the shareholders fail to ratify the appointment, the Audit Committee of our board of directors will reconsider whether to retain KPMG, and may retain KPMG or another firm without resubmitting the matter to our shareholders.  Even if the appointment is ratified, the Audit Committee of our board of directors may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company.

The following table presents the aggregate fees for professional audit services rendered by KPMG for the audit of our annual financial statements for 2007 and 2006, and fees billed for other services rendered by KPMG.

	2007	2006
Audit fees (1)	$1,869,500	$1,000,000
Audit-related fees (2)	0	47,500
Tax fees (3)	320,205	35,000
Total	$2,189,705	$1,082,500

(1)	KPMG’s aggregate fees billed for the audit of the annual consolidated financial statements, three quarterly reviews on Form 10-Q, services for registration statements and comfort letters.

(2)
KPMG’s aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported as “Audit Fees”, including fees for assurance services related to accounting consultations and audits of employee benefit plans.

(3)	KPMG’s aggregate fees billed for professional services rendered for tax compliance, including tax services related to the Summerville acquisition.

Our Audit Committee has considered whether KPMG’s provision of non-audit services is compatible with maintaining the independence of KPMG.  Our Audit Committee’s policy requires that all services KPMG may provide to us, including audit services and permitted audit-related services, be approved in advance by the Audit Committee.  In the event that an audit or non-audit service requires approval prior to the next scheduled meeting of the Audit Committee, the Chairman of the Audit Committee can approve the services.  The Chairman’s approval of such services will be reported to the Audit Committee at its next scheduled meeting.  In 2007, 100% of the audit-related fees and tax fees listed above were pre-approved by the Audit Committee or the Chairman of the Audit Committee in accordance with the above policy.

A representative of KPMG is expected to be present at the annual meeting with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE RATIFICATION OF KPMG AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE.

Independence of the Board of Directors

The standards relied upon by our board of directors in determining whether a director is “independent” consist of those of the American Stock Exchange listing standards and, in the case of directors who serve on our Audit Committee, Rule 10A-3 promulgated under the Securities and Exchange Act of 1934, as amended, referred to as the Exchange Act, and the related American Stock Exchange rules.  In order to be defined as “independent,” a director must not be an employee of the company or the company’s CEO, must not be an immediate family member of an executive officer, and must not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director.

As required by the American Stock Exchange listing standards, a majority of the members of our board of directors qualify as “independent”.  These directors are Bruce L. Busby, Charles P. Durkin, Jr., Stuart Koenig, Robert E. Marks, David W. Niemiec, and T. Michael Young.

Board Attendance

During 2007, there were ten meetings of the board of directors.  All board members attended at least 93% of the aggregate number of meetings of the board of directors and each committee of which he was a member.  We do not have a specific policy requiring director attendance at the annual meeting; however, we encourage our directors to be present at the annual meeting and available to answer shareholder questions.  All of our directors attended last year’s annual meeting.

Information on Committees of the Board of Directors and Meetings

The board of directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The Audit Committee.   Our Audit Committee currently consists of Messrs. Busby (Chairman), Young, and Marks, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission, or SEC, and the American Stock Exchange listing standards.  The Audit Committee selects and retains an independent registered public accounting firm to audit the annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments.  The Audit Committee’s responsibilities also include overseeing (1) the integrity of the financial statements and internal controls over financial reporting, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting from the annual audit and management’s response thereto, and the accounting principles being applied by Emeritus in financial reporting, (2) compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the satisfactory performance of the independent registered public accounting firm in providing the agreed upon services, and (5) such other related matters as may be assigned to it by our board of directors.  The board of directors has adopted a written charter for the Audit Committee, a copy of which is posted on Company’s website at http://www.emeritus.com/Investors.  The Audit Committee met six times during 2007.

The board of directors has determined that Mr. Marks, Mr. Young, and Mr. Busby each qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and that all members of the Audit Committee are financially literate and independent in accordance with the requirements of the SEC and the American Stock Exchange.

Compensation Committee.   Our Compensation Committee is responsible for administering our executive compensation programs including salaries, incentives, and other forms of compensation for directors, officers, and our other key employees, and making recommendations with respect to such programs to the board of directors; administering the equity incentive plans; and recommending policies relating to benefit plans to the board of directors.  In April 2004, the board of directors adopted a written Compensation Committee charter that is available at our website at http://www.emeritus.com/Investors.  The Compensation Committee’s charter allows it to delegate its authority in appropriate circumstances to subcommittees or one or more members of the board of directors or

Emeritus officers.  The Compensation Committee currently consists of Messrs. Marks (Chairman), Busby, Durkin, and Koenig, all of whom are independent within the meaning of Section 121A of the listing standards of the American Stock Exchange.  The Compensation Committee held five meetings during 2007.  In August 2007, our board of directors established a subcommittee for qualified performance-based compensation that currently consists of two non-employee directors, Mr. Busby and Mr. Marks.  This subcommittee has the responsibility of approving equity awards to executive officers and directors for which the exemption provided under Rule 16b-3 under the Exchange Act is sought, approving any performance-based compensation paid or awarded to Section 162(m) covered employees, and approving equity awards or other performance-based compensation paid or awarded to other employees.  The subcommittee met once in 2007.

Nominating and Corporate Governance Committee.   The board of directors adopted a Nominating and Corporate Governance Committee charter in April 2004 and implemented the committee in June 2004.  Prior to that time, the entire board of directors carried out nominating responsibilities.  Our Nominating and Corporate Governance Committee currently consists of Messrs. Niemiec (Chairman), Young, and Busby.  It held two meetings during 2007.

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the board of directors, approving and recommending director candidates to the board of directors, developing and recommending to the board of directors our corporate governance principles and policies, and monitoring compliance with these principles and policies.  Each of the members of the Nominating and Corporate Governance Committee are independent within the meaning of Section 121A of the listing standards of the American Stock Exchange.  The Nominating and Corporate Governance Committee’s charter is available at our website at http://www.emeritus.com/Investors.

The Nominating and Corporate Governance Committee charter establishes director selection guidelines (the “Director Selection Guidelines”) for guidance in determining qualification requirements for directors, board composition criteria, and the procedure for the selection of new directors.  The Director Selection Guidelines are attached as an annex to our Nominating and Corporate Governance Committee charter, which can be found on our website at http://www.emeritus.com/Investors.  In accordance with the Director Selection Guidelines, the Committee will review the following considerations, among others, in its evaluation of candidates for nomination:  personal and professional ethics, training, commitment to fulfilling the duties of the board of directors, commitment to understanding our business, commitment to engaging in activities in our best interests, independence, diversity, industry knowledge and contacts, financial or accounting expertise, leadership qualities, public company board of director and committee experience, and other relevant qualifications.  A director candidate’s ability to devote adequate time to board of directors and committee activities is also considered.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders.  Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Nominating Committee, c/o our Corporate Secretary, providing the candidate’s name, biographical data, and other relevant information outlined in the Director Selection Guidelines.  The Committee will review shareholder-recommended nominees based on the same criteria as its own nominees.  Shareholders who intend to nominate a director for election at the 2009 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under “Shareholder Proposals.” To date, Emeritus has not received any recommendations from shareholders requesting that the board of directors consider a candidate for inclusion among the slate of nominees in this proxy statement.

Shareholder Communications with the Board of Directors

Shareholders may contact the board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors, Attn: Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.  Shareholders should clearly specify in each communication the name(s) of the group of directors or the individual to whom the communication is addressed.

Code of Conduct, Code of Ethics and Reporting of Concerns

We have adopted a Code of Conduct that provides ethical standards and policies applicable to all of our officers, employees and directors in the conduct of their work.  The Code of Conduct requires that our officers, employees, and directors avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest.

We have also adopted a Code of Ethics for our Co-Chief Executive Officers, our Chief Financial Officer, our Chief Operating Officer, our Principal Accounting Officer and our Controller.  This Code of Ethics supplements our Code of Conduct and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

The Code of Conduct and the Code of Ethics are available at our website at http://www.emeritus.com/Investors.

We have also established procedures for the confidential and anonymous submission and receipt of complaints regarding accounting and auditing matters, conflicts of interests, securities violations and other matters.  These procedures provide substantial protections to employees who report company misconduct.

Compensation Committee Interlocks and Insider Board Participation

The Compensation Committee is comprised of Messrs. Marks, Busby, Durkin and Koenig, all of whom served on the committee during 2007 (Mr. Koenig since September 2007).  None of the members of the Compensation Committee was an officer or employee of Emeritus during 2007, and none of such members is a former officer of Emeritus.  Mr. Durkin is a member of Saratoga Associates IV, the general partner of Saratoga Partners IV, L.P, which together with related entities, beneficially owns approximately 12.5% of our common stock.  Mr. Durkin continues as a general director of Saratoga after his retirement as Managing Director in February 2008.  We have entered into a number of transactions with the Saratoga entities which are described in the section entitled, "Transactions with Related Persons" beginning on page 34 of this proxy statement. Mr. Koenig is a Partner and the Chief Financial Officer of the Apollo Real Estate Investment Funds III and IV, which we refer to as the Apollo Funds, which collectively beneficially own approximately 20.6% of our common stock.

Executive Officers

The following table presents certain information about our executive officers.

Name	Age	Position

Daniel R. Baty	64	Chairman of the Board and Co-Chief Executive Officer
Granger Cobb	47	President and Co-Chief Executive Officer
Raymond R. Brandstrom	55	Executive Vice President - Finance, Secretary,
		and Chief Financial Officer
Justin Hutchens	33	Executive Vice President - Operations and Chief Operating Officer
Melanie Werdel	37	Executive Vice President - Administration
Budgie Amparo	44	Senior Vice President - Quality and Risk Management
John Cincotta	45	Senior Vice President - Sales
Jim L. Hanson	53	Senior Vice President - Financial Services and Controller
Eric Mendelsohn	46	Senior Vice President - Corporate Development
Martin D. Roffe	60	Senior Vice President - Financial Planning
Leo Watterson	55	Vice President-Corporate Accounting and Chief Accounting Officer

For biographical information for Daniel R. Baty, Granger Cobb and Raymond R. Brandstrom, please refer to the section entitled “Proposal 1 - Election of Directors” on page 5.

Justin Hutchens joined Emeritus in September of 2007 as Executive Vice President-Operations and Chief Operating Officer upon completion of the Summerville acquisition.  Mr. Hutchens was appointed to Senior Vice-President of Operations for Summerville in November of 2003.  He joined Summerville in 2001 as a Regional Director of Operations.  Prior to joining Summerville, Mr. Hutchens had a multi-site management background in the areas of marketing and operations in the senior housing and long-term care arena.  He has management oversight experience with hundreds of skilled nursing and assisted living communities starting in 1994.  Mr. Hutchens is the chair of the Operational Excellence Advisory Panel for the Assisted Living Federation of America (ALFA) and the past chair and current member of the COO roundtable for ALFA.

Melanie Werdel joined Emeritus in September 2007 as Executive Vice President-Administration upon completion of the Summerville acquisition.  Ms. Werdel previously served as Senior Vice President, Administration for Summerville, overseeing corporate compliance, licensing standards and requirements and Summerville’s overall risk management and operational policies and procedures.  Prior to joining Summerville in 1998, she served as the Vice President of Administration for Cobbco, Inc., a California-based assisted living and skilled nursing company founded by Mr. Cobb.  Ms. Werdel has over 14 years of long-term care management experience and served as the immediate past Board Chair of the California Assisted Living Association (CALA).  Ms. Werdel is the sister of Mr. Cobb.

Budgie Amparo joined Emeritus in September 2007 as Senior Vice President-Quality and Risk Management upon completion of the Summerville acquisition.  Previously, Mr. Amparo served Summerville as Vice President of Quality and Risk Management from 2002 until we completed the Summerville acquisition.  Mr. Amparo is a registered nurse with a master’s degree in nursing, and has 20 years of combined healthcare experience in nursing education, acute care, skilled nursing, and assisted living.  Prior to joining Summerville, Mr. Amparo worked for Kaiser Permanente and for Mariner Post-Acute Network in a variety of positions.  Mr. Amparo is a member of the clinical round table executives with ALFA and he was recently selected to be a member of the 2008 Board of Examiners with American Health Care Association (AHCA) and National Center for Assisted Living (NCAL) National Quality Awards.

John Cincotta served as Senior Vice President-Sales and Marketing since September 2007 when we completed the Summerville acquisition.  Mr. Cincotta joined us in 1997 and served as our National Director of Sales and Marketing.  Mr. Cincotta has 17 years of experience in the healthcare industry, including five years in skilled nursing and 10 years in assisted living acquisition.

Jim L. Hanson joined Emeritus in April 2000 and served as our Director of Financial Services.  Mr. Hanson became our Senior Vice President-Financial Services and Controller in September 2007 upon completion of the Summerville acquisition.  Prior to joining Emeritus, Mr. Hanson held various accounting, financial, and administrative positions spanning a 21 year career with Pepsico, Inc.

Eric Mendelsohn joined Emeritus as Director of Real Estate and Legal Affairs in February of 2006.  Mr. Mendelsohn became our Senior Vice President of Corporate Development in September 2007 upon completion of the Summerville acquisition and is currently responsible for the acquisition, development and financing of new and existing Emeritus buildings. Mr. Mendelsohn has 20 years of experience in real estate and related financing and is a member of the bar in both Washington State and Florida.  Prior to joining Emeritus he served as a Transaction Officer for the University of Washington where he managed the acquisition, leasing and financing of healthcare properties for the School of Medicine as well as other property needs for University of Washington clients.

Martin D. Roffe joined Emeritus as Director of Financial Planning in March 1998, and was promoted to Vice President of Financial Planning in October 1999.  Mr. Roffe has 33 years of experience in the acute care, long-term care, and senior housing industries.  Prior to joining Emeritus, from May 1987 until February 1996, Mr. Roffe served as Vice President of Financial Planning for The Hillhaven Corporation, where he also held the previous positions of Sr. Application Analyst and Director of Financial Planning.  The Hillhaven Corporation operated nursing centers, pharmacies, and retirement housing communities.  Mr. Roffe became our Senior Vice President-Financial Planning upon completion of the Summerville acquisition.

Leo Watterson is a certified public accountant and joined Emeritus as Director of Corporate Accounting in February 2005.  Mr. Watterson has over 28 years experience in the long-term care and senior housing industries.  Prior to joining Emeritus, Mr. Watterson spent four years in public accounting with a focus on audits of healthcare entities, served 12 years with The Hillhaven Corporation, an operator of long-term care facilities, pharmacies, and retirement housing communities, and nine years with Sun Healthcare Group, another operator of long-term care facilities, pharmacies, and retirement housing communities.  Mr. Watterson became our Vice President-Corporate Accounting and Chief Accounting Officer upon completion of the Summerville acquisition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 11, 2008, certain information with respect to the beneficial ownership of our common stock and our subordinated convertible debentures (on an as-converted basis) by:

•	each person that we know owns more than 5% of the common stock,

•	each of our directors,

•	each current officer named in Summary Compensation Table below, and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power.  Shares of stock subject to options, convertible debentures currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options or convertible debentures, but are not deemed outstanding for computing the percentage ownership of any other person.  Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.  Unless otherwise indicated, the following officers, directors and shareholders can be reached at the principal offices of Emeritus.

The table includes the beneficial ownership of the subordinated convertible debentures as converted into common stock and shares of stock options currently exercisable or exercisable within 60 days.

	Shares of Emeritus Common Stock
Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Daniel R. Baty (2)(3) c/o Emeritus Corporation 3131 Elliott Avenue, Suite 500 Seattle, WA 98121	5,936,824	15.2%

Raymond R. Brandstrom (4)	620,742	1.6%

Stanley L. Baty (3)(5) c/o Emeritus Corporation 3131 Elliott Avenue, Suite 500 Seattle, WA 98121	3,917,234	10.0%

Bruce L. Busby (6)	32,500	*

Gary S. Becker (7)	132,752	*

Granger Cobb (8)	243,778	*

Charles P. Durkin, Jr. (9) 535 Madison Avenue New York, NY 10022	4,782,048	12.2%

Justin Hutchens	45,032	*

Stuart F. Koenig (10)	2,500	*

Robert E. Marks (11)	17,500	*

David W. Niemiec (12)	90,251	*

Melanie Werdel	16,208	*

T. Michael Young (13)	33,500	*

Budgie Amparo	3,000	*
The Apollo Funds (14) c/o Apollo Real Estate Advisors 60 Columbus Circle, 20th Floor New York, NY 10023	8,053,144	20.6%

Baron Capital Group, Inc. (15) BAMCO, Inc. Ronald Baron 767 Fifth Avenue New York, NY 10153	2,368,750	6.1%

Brandon D. Baty (3)(16) 600 University Street, Suite 2500 Seattle, WA 98101	3,954,834	10.1%

B.F., Limited Partnership (17) Columbia-Pacific Group, Inc. 3131 Elliott Avenue, Suite 500 Seattle, WA 98121	3,869,834	9.9%

FMR LLC (18) 82 Devonshire Street Boston, MA 02109	4,965,857	12.7%

Saratoga Partners IV, L.P. (19) 535 Madison Avenue New York, NY 10022	4,924,918	12.5%

Wasatch Advisors, Inc. 150 Social Hall Avenue Salt Lake City, UT 84111	2,275,381	5.8%

All directors and executive officers as a group (19 persons) (3)(9)(20)	12,112,867	30.2%

*	Less than 1%.

(1)	Based on 39,057,738 outstanding shares as of April 11, 2008.

(2)	Includes 1,996,991 shares and options exercisable within 60 days for the purchase of 69,999 shares held directly.

(3)
Also includes 3,869,834 shares held indirectly, consisting of 3,558,471 shares held by B.F., Limited Partnership (“B.F.”) and 311,363 shares held by Catalina General, L.P. (“Catalina”), of which B.F. is the general partner and has a 25% interest.  Columbia-Pacific Group, Inc. (“CPG”) is the general partner of B.F.  CPG is wholly owned by Daniel R. Baty and controlled by Mr. Baty and his sons Stanley L. Baty, who is a director of the Company, and Brandon D. Baty.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty are also each limited partners of B.F.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty each disclaim beneficial ownership of the shares held by B.F. and Catalina except to the extent of their respective pecuniary interests in such shares.

(4)	Includes options exercisable within 60 days for the purchase of 238,667 shares.

(5)
Includes 22,400 shares and options exercisable within 60 days for the purchase of 25,000 shares held directly.  In addition, of the shares held as described in footnote 3 above, 40,909 shares are attributable to a trust for the benefit of Brandon D. Baty’s children, of which Stanley L. Baty serves as sole trustee, and 85,089 shares are attributable to trusts for the benefit of Stanley L. Baty’s children of which Brandon D. Baty serves as sole trustee, in each case as a result of such trusts’ ownership of limited partnership interests in B.F.  See footnote 3 above.  Stanley L. Baty disclaims beneficial ownership of the shares held by the trusts.

(6)	Includes options exercisable within 60 days for the purchase of 32,500 shares.

(7)	Includes options exercisable within 60 days for the purchase of 101,622 shares.

(8)	Includes options exercisable within 60 days for the purchase of 100,000 shares.

(9)
Includes (i) 4,401,830 shares of outstanding common stock held by or voted by Saratoga Partners IV, L.P., of which Mr. Durkin is a principal, (ii) 214,091 shares of common stock issuable on conversion of approximately $4.7 million principal amount of convertible subordinated debentures held by Saratoga Partners IV, (iii) 62,742 shares of outstanding common stock and 3,078 shares of common stock issuable on conversion of approximately $67,716 principal amount of convertible subordinated debentures, all of which are held by Saratoga Management Company LLC as agent and attorney-in-fact for Mr. Durkin, but over which Mr. Durkin exercises voting and dispositive control, and (iv) options exercisable by Mr. Durkin within 60 days for the purchase of 40,500 shares.

(10)	Includes options exercisable within 60 days for the purchase of 2,500 shares.

(11)	Includes options exercisable within 60 days for the purchase of 17,500 shares.

(12)
Includes (i) 27,381 shares of outstanding common stock and 1,343 shares of common stock issuable on conversion of $29,556 principal amount of convertible subordinated debentures, all of which are held by Saratoga Management Company LLC as agent and attorney-in-fact for Mr. Niemiec, but over which Mr. Niemiec exercises voting and dispositive control, (ii) options exercisable by Mr. Niemiec within 60 days for the purchase of 40,500 shares, and (iii) 21,027 shares held directly.  .

(13)	Includes options exercisable within 60 days for the purchase of 32,500 shares.

(14)
Includes 8,053,144 shares of outstanding common stock held or voted by Apollo Funds and its affiliates.  Stuart Koenig, an Emeritus director, is the Vice President of Apollo Real Estate Capital Advisors III, Inc., the general partner of Apollo Real Estate Investment Fund, L.P., the sole member of AP Summerville, LLC.

(15)
Based on Schedule 13G filed on February 14, 2008, indicating beneficial ownership as of December 31, 2007, filed jointly by (i) Baron Capital Group, Inc., a New York corporation ("BCG"), (ii) BAMCO, Inc., a New York corporation ("BAMCO"), (iii) Baron Capital Management, Inc., a New York corporation ("BCM") and Ronald Baron.  BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron.  BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

(16)
Includes 85,000 shares held directly.  In addition, of the shares held as described in footnote 3 above, 40,909 shares are attributable to a trust for the benefit of Brandon D. Baty’s children, of which Stanley L. Baty serves as sole trustee, and 85,089 shares are attributable to trusts for the benefit of Stanley L. Baty’s children of which Brandon D. Baty serves as sole trustee, in each case as a result of such trusts’ ownership of limited partnership interests in B.F. Limited Partnership.  See footnote 3 above.  Brandon D. Baty disclaims beneficial ownership of the shares held by the trusts.

(17)
Consists of 3,558,471 shares held of record by B.F., Limited Partnership and 311,363 shares held of record by Catalina General, L.P.  Columbia-Pacific Group, Inc. is the general partner of B.F., which is the general partner of each of Columbia and Catalina.  See footnote 3 above.

(18)
Based on Amendment No. 2 to Schedule 13G filed by FMR LLC on February 14, 2008, indicating beneficial ownership as of December 31, 2007.  Consists of 4,965,857 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC.

(19)
Includes 4,697,646 shares currently held or voted by Saratoga Partners and its affiliates and 227,272 shares into which debentures held by Saratoga Partners and its affiliates are convertible.  Mr. Durkin, an Emeritus director, is a principal of Saratoga Partners IV, L.P.  Until November 2001, Mr. Niemiec, another Emeritus director, was also a principal of Saratoga Partners and its affiliates.

(19)
Includes options exercisable within 60 days for the purchase of 797,123 shares.  (Includes options exercisable by Mr. Durkin within 60 days for the purchase of 40,500 shares that are noted in footnote 8.)

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options under our existing equity compensation plans and arrangements as of December 31, 2007, including the 2006 Equity Incentive Plan or 2006 Plan, the 1995 Stock Incentive Plan, the Amended and Restated Stock Option Plan for Nonemployee Directors, and the Employee Stock Purchase Plan.  These plans are described in Note (11) “Shareholders’ Equity (Deficit)” to “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K filed with the SEC on March 17, 2008.

				Number of shares remaining		Total of
	Number of shares to be		Weighted-average	available for future issuance		shares
	issued upon exercise of		exercise price of	under equity compensation		reflected in
	outstanding options,		outstanding options,	plans (excluding shares		columns (a)
	warrants and rights		warrants and rights	reflected in column (a))		and (c)
Plan Category	(a)		(b)	(c)		(d)

Equity compensation plans
approved by shareholders	2,166,575	(1)	$18.76	1,775,525	(2)	3,942,100

Equity compensation plans
not approved by shareholders	-		-	-		-
Total	2,166,575		$18.76	1,775,525		3,942,100

(1)
Includes shares subject to stock options under the Amended and Restated 1995 Stock Incentive Plan, which expired with respect to new grants in September 2005, shares subject to outstanding options under the Amended and Restated Stock Option Plan for Nonemployee Directors, and shares subject to stock options under the 2006 Plan.

(2)
Represents 157,365 shares available for purchase under the Employee Stock Purchase Plan and 1,496,660 shares available for grant under the 2006 Plan, and 121,500 shares available for grant under the Amended and Restated Stock Option Plan for Nonemployee Directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee has responsibility for setting the overall compensation strategy for Emeritus and aligning it to our business goals.  This includes determining the compensation of our executive officers, including those named in the Summary Compensation Table below (the “named executive officers”), overseeing the equity incentive plans and other benefit plans and ensuring that all Emeritus compensation programs are fair, reasonable and competitive.

In 2007, management of Emeritus retained Watson and Wyatt, compensation consultants, to provide a variety of information on compensation in order to facilitate decision making for the overall compensation strategy.  This information consisted of a peer group proxy study, general healthcare industry market data, benchmarks for stock option issuances, and recommendations on types of equity awards.  Watson and Wyatt did not otherwise provide compensation consulting services to Emeritus during 2007, and management of Emeritus furnished the data provided by Watson and Wyatt to the Compensation Committee.

Executive Compensation Program Objectives

Our executive compensation program is designed to attract quality executive personnel who are capable of leading us to the accomplishment of our strategic and financial performance objectives and to retain and motivate these executives in order to achieve superior performance.  Thus, our executive program offers competitive compensation opportunities that link individual executive compensation to individual and Company performance, and that align the executives’ financial interests with those of our shareholders.

The compensation program generally follows these guidelines:

•	Implementation of competitive pay practices that take into account the compensation practices of companies in our industry;

•	A pay-for-performance component designed to reward the named executive officers and other executives for achievement of individual and annual corporate financial goals; and

•
Equity-based incentives designed to motivate the named executive officers and other executives to achieve long-term strategic goals and to allow them to participate in the benefits they achieve for our shareholders.

We believe that a mix of both cash and equity-based compensation will be effective in retaining and motivating our executive officers to accomplish our annual and long-term objectives.

Role of Executive Officers in Compensation Decisions

Although the Compensation Committee determines the compensation and other terms of employment of the named executive officers and other executives, the Committee also relies upon the recommendations of the Co-Chief Executive Officers in matters related to the individual performance of the other executive officers because the Committee believes that the Co-Chief Executive Officers are the most qualified to make this assessment.  The Compensation Committee then reviews and considers these recommendations in its deliberations, taking into account the executive officer’s success in achieving individual performance goals and objectives, and the performance goals and objectives deemed relevant.

Executive Compensation Components

Executive compensation generally consists of three components:  base salary, cash bonuses, and long-term equity incentive awards.  The Compensation Committee has established each executive’s compensation package by considering the salaries of executive officers in similar positions in companies in the same industry as Emeritus and in related industries, the experience and contribution levels of the individual executive officer, and our financial performance.  Companies used as a reference for considering compensation levels are referred to collectively as our “peer group.” For 2007, the companies which comprised our peer group were Brookdale Senior Living, Inc., Capital

Senior Living Corp., Five Star Quality Care, Inc., and Sunrise Senior Living, Inc.  The Summerville acquisition and the creation of a new executive management team altered our compensation philosophy.  Base salaries for executive officers in the past had been designed to be less than those paid by competitors in our peer group.  These lower base salaries historically were combined with stock option grants so that a significant portion of the executives’ pay was tied to performance of our stock.  We now believe that base salaries should be at a competitive level or above that of our peer group along with a bonus plan and equity incentive awards.  This change better reflects the size of our company and the goals we have for company growth and believe it will allow us to retain quality executives.

Base Salaries.   Base salaries are established initially based on the experience, skills, knowledge, and responsibilities required of each executive officer, as well as market compensation trends.  As stated above, historically, these base salaries were designed to be less than those paid by competitors in our peer group.  With the Summerville acquisition, a new executive team was named, which has caused a re-evaluation of the base salaries remaining below our peer group.  Base salaries are subject to annual review and adjustment.  Individual and corporate goals along with the executive officer’s level of responsibility, competitive factors and our internal policies regarding salary increases were considered regarding 2007 salary increases.  Merit-based salary increases for 2007 remained at the standard 5.0% for the named executive officers.

Annual Cash Incentives.   Until 2006, the Compensation Committee had not established a regular annual incentive or bonus plan for executive officers, but awarded discretionary cash bonuses based on its review of individual performance and our financial results.  In fiscal 2006, a bonus program was established that gave our executive officers, including the named executive officers, the opportunity to earn cash bonuses based on corporate and individual performance.  For fiscal 2007, the bonus program gave our executive officers, including the named executive officers other than Mr. Cobb, one of our Co-Chief Executive Officers, the opportunity to earn cash bonuses for performance, based on the achievement of corporate financial performance goals and, with respect to all named executive officers other than Mr. Baty, individual objectives for 2007 and on the recommendations of our Co-Chief Executive Officers.  The annual performance objectives for 2007 were based on Emeritus achieving an increase of $3.5 million from 2006 in net income adjusted for certain non-recurring items.  The Compensation Committee evaluated the 2007 performance of its executive officers at its March 2008 meeting.

Under the 2007 bonus program, the executive officers, other than the Co-Chief Executive Officers, had a targeted bonus of 40% to 50% of their base salary.  Of this targeted percentage, 50% of their targeted bonus was related to the corporate financial performance goal of the Company achieving an increase of $3.5 million in net income adjusted for certain non-recurring items from the previous year.  The other 50% of the bonus target related to performance with respect to agreed-upon individual objectives.  These objectives were set based on Company priorities in individual departments and typically consisted of between five and ten goals for the year.  For 2007, all named executives had one common goal, which had to do with merger integration and oversight.  For 2007, Mr. Baty had a targeted bonus of 75% of his base salary that was entirely based on corporate financial performance.  Mr. Cobb was not eligible to participate in the bonus program during 2007.  In 2007, all of the executive officers assigned individual performance goals achieved them.  However, the corporate financial performance goal was not achieved and no bonuses were awarded for that portion.  Nevertheless, based on the recommendation of our Co-Chief Executive Officers, the Compensation Committee awarded executive officers, other than Mr. Baty, a discretionary bonus in lieu of an amount related to the corporate financial performance portion.  These compensation decisions were made taking into account general compensation levels of other similarly situated companies and the compensation paid to our other senior executives.

Equity Compensation.   In 2007, Emeritus granted stock options to its executives at the vice president level and above under its 2006 Equity Incentive Plan, or 2006 Plan.  We granted stock options in order to provide a long-term incentive opportunity that is directly linked to shareholder value, to provide a continuing incentive to maximize long-term value to shareholders, and to help make the executive’s total compensation competitive.  The terms for these options were based on an analysis of how many options had been granted in the past to the named executive officers and other executive officers and on the estimated future value of the granted options.  These options have a seven-year term with vesting over four years, thus encouraging executives to remain in the long-term employment of our Company.  Our policy is to grant options that set the exercise price at the closing price of the common stock on the date of grant.  To encourage stock retention, all options were granted as incentive stock options to the maximum extent possible under the Internal Revenue Code.

In 2004, the Compensation Committee began to evaluate the effectiveness of stock options and other forms of equity compensation, including restricted stock grants and restricted stock units, in providing incentives as well as the costs and the accounting impact of these various alternatives.  As discussed below, the Committee continues to assess the effectiveness, cost, and reporting of long-term incentive compensation and, although this assessment is not complete, the Committee believes that equity incentives will be a smaller component of executive compensation packages in future years.

Separation and Change in Control Arrangements.   To date, the Compensation Committee has not established a formal plan for separation and change in control arrangements.  In cases where the need arises for a separation plan, the Compensation Committee relies upon the recommendations of the Co-Chief Executive Officers in matters related to a specific individual.  The Compensation Committee then reviews and considers these recommendations in its deliberations.  The Compensation Committee entered into certain of these agreements in 2007, due to the retirement of certain officers, that allowed for those individuals to receive their base salary for a set number of months and, in some cases, thereafter to receive 60% of their base salary for another set number of months.  In addition, those officers also receive additional compensation to cover medical insurance premiums.  The extent to which the Compensation Committee will continue to provide for similar types of arrangements will be decided on a case-by-case basis.

Retirement Benefits.   We do not provide pension plan benefits to our named executive officers.  Emeritus does provide its executive officers, at the level of vice president and above, the opportunity to participate in a nonqualified deferred compensation plan.  This plan allows a participant to defer receipt of a portion of his or her salary, which is invested in the executive’s choice of eight investment options.  The named executive officers and other executive officers receive a mandatory employer contribution of up to 25% of their contributions that is immediately vested.  In addition, there is a discretionary employer match of up to an additional 75% of contributions.  The discretionary match, which is required to be approved by the Compensation Committee, was 50% in 2007.

Perquisites.   We provide our named executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program.  In 2007, the named executive officers received an auto allowance of $500 per month, paid parking, health care insurance, a personal life insurance policy in the amount of $500,000, and long-term disability insurance.

2007 Executive Compensation Discussion

Co-Chief Executive Officer, Daniel R. Baty

Mr. Baty, our Co-Chief Executive Officer and a founder of Emeritus, beneficially owns shares (directly and indirectly) and holds exercisable options representing approximately 15.2% of our common stock.  Because of this significant equity stake, Mr. Baty chose to receive no base salary until 2003.  This compensation pattern was established prior to our initial public offering and the Compensation Committee continued it through 2002, recognizing that Mr. Baty’s principal compensation would be the inherent value of his equity stake.  In past years, the Compensation Committee has granted options to Mr. Baty consistent with grants to other executive officers.  In 2003, however, the Compensation Committee and Mr. Baty reconsidered this practice.  The Compensation Committee recognized that Emeritus had grown significantly in size and complexity in the last several years, and that Mr. Baty had made a substantial contribution to progress in stabilizing the business and improving cash flow.  The Compensation Committee recognized Mr. Baty’s significant investment in Emeritus, as well as his role as a party in a number of transactions having to do with the acquisition, financing, and management of Emeritus assisted living communities.  These “related party transactions,” which are described in “Transactions with Related Persons,” have been considered and approved by a special committee of independent directors.  In view of these factors, the Compensation Committee concluded that Mr. Baty’s contribution as Chief Executive Officer should properly be evaluated separately from his ownership position and his other relationships with us and should be consistent with the compensation for chief executive officers of other companies in similar circumstances.  Accordingly, in 2003, Mr. Baty was awarded stock options to purchase 50,000 shares at $3.95 per share and a bonus of $250,000.  The Compensation Committee established a base salary of $300,000 for 2004 and 2005 and agreed to increase his base salary 16.7% to $350,000 for 2006.  Upon completion of our acquisition of Summerville, Mr. Baty became the Co-Chief Executive Officer.  Mr. Baty’s base salary for 2007 increased approximately 5% from the previous year.  As described above, since the corporate financial performance goal for a cash bonus was not achieved in 2007, Mr.

Baty did not receive a cash bonus in 2007.  Mr. Baty also did not receive a stock option grant in 2007 based on his request to not receive such an award.

President and Co-Chief Executive Officer, Granger Cobb

Mr. Cobb, our President and Co-Chief Executive Officer, beneficially owns shares (directly and indirectly) and holds exercisable options representing less than 1% of our common stock.  Upon completion of the Summerville acquisition, Emeritus entered into an employment agreement with Mr. Cobb to become the President and Co-Chief Executive Officer.  The agreement is for a period of four years with the ability to extend it another year.  The agreement provides for a base salary of $600,000 a year with no less than 5% cost of living adjustments, Company paid life insurance for $5.0 million, long-term disability insurance, and health care coverage for his entire family.  Under the terms of the agreement, beginning in 2008, Mr. Cobb has the ability to earn a cash bonus of up to 75% of his base salary upon the Company’s achievement of a 3.5% year-over-year increase in earnings before interest, taxes, depreciation and amortization (“EBITDA”).  Pursuant to his arrangements in becoming President and Co-Chief Executive Officer, Mr. Cobb was not eligible to receive a bonus under the 2007 bonus program.  Mr. Cobb’s employment agreement also provided for a grant of 500,000 options upon the effective date of the merger and have a term of seven years with one-fifth vesting immediately and the rest vesting equally over a four-year vesting period.

Executive Vice President – Finance and Chief Financial Officer, Raymond R. Brandstrom

Mr. Brandstrom, our Chief Financial Officer and a founder of Emeritus, beneficially owns shares (directly and indirectly) and holds exercisable options representing approximately 1.6% of our common stock.  The Compensation Committee determined Mr. Brandstrom’s base salary and cash bonus based on his performance relative to both the corporate financial goal and his individual performance goals.  Mr. Brandstrom’s 2007 base salary increased approximately 5% from the previous year and his targeted bonus was 50% of his base salary.  As described above, since the corporate financial performance goal for a cash bonus was not achieved in 2007, 50% of his targeted bonus was not awarded.  However, since his individual goals were achieved, the Compensation Committee awarded Mr. Brandstrom 50% of his targeted bonus along with a discretionary bonus for a total of $75,000, which was 63% of his target bonus.

Executive Vice President - Operations and Chief Operating Officer, Justin Hutchens

Mr. Hutchens, our Executive Vice President - Operations and Chief Operating Officer, beneficially owns shares (directly and indirectly) and holds exercisable options representing less than 1% of our common stock.  Upon completion of the Summerville acquisition, Mr. Hutchens became our Executive Vice President - Operations and Chief Operating Officer.   The Compensation Committee determined Mr. Hutchens’s base salary and cash bonus opportunity at a level based on his experience, skills, knowledge, and responsibilities.  Mr. Hutchens’s cash bonus target was 1.5% of the annual year-over-year increase in EDITDA, adjusted for acquisitions, up to 50% of base salary for 2007. As described above, the corporate financial performance goal for a cash bonus was not achieved in 2007.  But due to achieving his individual objectives, the Compensation Committee awarded Mr. Hutchens a bonus of $110,000, which was 63% of his target bonus.

Executive Vice President – Administration, Melanie Werdel

Ms. Werdel, our Executive Vice President - Administration, beneficially owns shares (directly and indirectly) and holds exercisable options representing less than 1% of our common stock.  Upon completion of the Summerville acquisition, Ms. Werdel became our Executive Vice President - Administration.  The Compensation Committee determined Ms. Werdel’s base salary and cash bonus at a level based on her experience, skills, knowledge, and responsibilities.  Ms. Werdel’s cash bonus target was 50% of base salary for 2007, with 50% of the bonus related to corporate financial goals and 50% related to performance with respect to individual objectives.  As described above, since the corporate financial performance goal for a cash bonus was not achieved in 2007, 50% of her targeted bonus was not awarded.  However, since her individual goals were achieved, the Compensation Committee awarded Ms. Werdel 50% of her targeted bonus along with a discretionary bonus for a total of $65,000, which was 65% of her target bonus.

Senior Vice President – Quality and Risk Management, Budgie Amparo

Mr. Amparo, our Senior Vice President-Quality and Risk Management, beneficially owns shares (directly and indirectly) and holds exercisable options representing less than 1% of our common stock.  Upon completion of the Summerville acquisition, Mr. Amparo became our Senior Vice President-Quality and Risk Management.  The Compensation Committee determined Mr. Amparo’s base salary and cash bonus at a level based on his experience, skills, knowledge, and responsibilities.  Mr. Amparo’s cash bonus target was 40% of base salary for 2007 with 50% of the bonus related to corporate financial goals and 50% related to performance with respect to individual objectives.  As described above, since the corporate financial performance goal for a cash bonus was not achieved in 2007, 50% of his targeted bonus was not awarded.  However, since his individual goals were achieved, the Compensation Committee awarded Mr. Amparo the other 50% of his targeted bonus along with a discretionary bonus for a total of $50,000, which was 71% of his target bonus.

Former Senior Vice President – Operations, Gary S. Becker

Mr. Becker, our Senior Vice President - Operations until May 1, 2007, when he resigned, beneficially owns shares (directly and indirectly) and holds exercisable options representing less than 1% of our common stock.  The Compensation Committee determined Mr. Becker’s base salary and cash bonus based on his performance relative to both his financial and non-financial goals.  Mr. Becker’s base salary was not increased in 2007 from the previous year.  He also did not earn a bonus.  In April 2007, Mr. Becker submitted his resignation to retire effective as of May 1, 2007.  In recognition of his years of service to Emeritus and his contributions, Emeritus entered into a compensation agreement with Mr. Becker that was approved by the Compensation Committee.  Under this agreement, Mr. Becker will receive his base salary for a 24-month period and then 60% of his base salary for 12 months thereafter.  In addition, Emeritus has agreed to cover medical insurance premiums for 18 months and to make a cash payment thereafter to cover costs of an individual health plan for another 18 months, and to continue vesting his options for a two-year period.

Tax Implications

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the executive officers whose compensation is required to be reported in our proxy statement (other than our Chief Financial Officer).  Performance-based compensation that meets certain requirements, including shareholder approval of the material terms of the performance goals, is not subject to the deduction limit.  Our equity incentive plans are structured to qualify stock options as performance-based compensation under Section 162(m).  For 2007, the Compensation Committee does not expect that there will be any nondeductible compensation.

2008 Compensation

The Compensation Committee’s 2008 objectives for the executive officer compensation plan are to maintain competitive pay practices with base salary and a pay-for-performance cash bonus.  While the Compensation Committee has determined base salaries for 2008 and performance targets for the cash bonuses, whether there will be any equity incentive award, has not yet been determined.  The Compensation Committee continues to assess the effectiveness, cost and reporting of long-term incentive compensation on an ongoing basis.  Emeritus will retain Watson and Wyatt to provide similar information to that used in reviewing 2007 compensation strategies.  The Compensation Committee considers Company performance against objectives when determining salary changes, bonuses, or equity incentives.  When qualitative factors are involved in the determination of an individual’s performance, the Compensation Committee does make a subjective performance assessment, based on input from the Co-Chief Executive Officers.

COMPENSATION COMMITTEE REPORT

Compensation Committee Report on Executive Compensation

The Compensation Committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Robert E. Marks (Chairman)
Bruce L. Busby
Charles P. Durkin, Jr.
Stuart Koenig

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation for 2007 and, where applicable, 2006 for each of our named executive officers (the Co-Chief Executive Officers, the Chief Financial Officer, the three other most highly compensated executive officers and one former executive officer).  Salary includes amounts deferred at the executive’s election.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
		($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)		($)
Daniel R. Baty	2007	$362,396	$-	$-	$152,550	$-	$-		$514,946
Chairman and Co-Chief	2006	$337,500	$50,000	$-	$114,413	$-	$-		$501,913
Executive Officer

Granger Cobb	2007	$74,999	$-	$5,319,025	$1,744,000	$-	$346		$7,138,370
President and Co-Chief	2006	$-	$-	$-	$-	$-	$-		$-
Executive Officer

Raymond R. Brandstrom	2007	$238,146	$14,625	$-	$102,172	$60,375	$42,550	(6)	$457,868
Executive Vice President-Finance,	2006	$225,000	$34,000	$-	$95,344	$-	$24,550		$378,894
Chief Financial Officer

Justin Hutchens	2007	$102,083	$22,500	$2,415,228	$109,000	$87,500	$174		$2,736,485
Executive Vice President-Operations,	2006	$-	$-	$-	$-	$-	$-		$-
Chief Operating Officer

Melanie Werdel	2007	$58,331	$15,000	$603,814	$43,600	$50,000	$174		$770,919
Executive Vice President-	2006	$-	$-	$-	$-	$-	$-		$-
Administration

Budgie Amparo	2007	$51,039	$15,000	$236,243	$32,700	$35,000	$25,187	(7)	$395,169
Senior Vice President-Quality and	2006	$-	$-	$-	$-	$-	$-		$-
Risk Management

Gary S. Becker (8)	2007	$225,000	$-	$-	$206,831	$-	$641,005	(9)	$1,072,836
Former Senior Vice President,	2006	$225,000	$34,000	$-	$95,344	$-	$7,730		$362,074
Operations

(1)	Reflects discretionary bonuses earned in 2007.

(2)
The value of the stock awards reported was recognized as a portion of the purchase price for our acquisition of Summerville and represents the closing price of our common stock on September 4, 2007 ($27.40), the date the awards were made, multiplied by the number of shares awarded.  These stock awards, which are not subject to any vesting requirements, are included in the Summary Compensation Table because they were made in satisfaction of certain change-in-control payment obligations included in certain named executive officers' employment agreements with Summerville, which Emeritus agreed to pay under the terms of the Summerville merger agreement.

(3)
Reflects the compensation cost recognized for financial reporting purposes for option awards granted in the year indicated and years prior thereto under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, referred to as SFAS No. 123R.  See Note 1, under the heading “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements set forth in our annual report on Form 10-K filed on March 17, 2008, for assumptions made in determining these amounts.  These amounts reflect accounting expense for the awards, and do not correspond to the actual value that may be recognized by the executives.

(4)	Reflects the value of compensation paid under the bonus program for 2007.

(5)	Includes amounts paid for parking fees, health club memberships, life insurance, and Company matching contributions allocated to each officer under our Nonqualified Deferred Compensation Plan.

(6)	Includes Company matching contributions of $36,000 for the Nonqualified Deferred Compensation Plan, $6,000 in car allowance, and $500 in life insurance premiums.

(7)	Includes relocation expenses of $24,900 for Mr. Amparo.

(8)
Mr. Becker retired from Emeritus effective as of May 1, 2007.  Mr. Becker's option award expense includes incremental FAS 123 expense related to certain modifications of outstanding stock options in connection with his retirement arrangements.

(9)
Includes post-retirement benefits of $639,700 pursuant to Mr. Becker's retirement effective as of May 1, 2007, of which $591,700 is for salary continuation, $48,000 is for continued insurance coverage under COBRA and $1,100 is for life insurance premiums.  See "Potential Payments upon Termination or Change in Control" for additional information about these payments.

2007 Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards for each of Emeritus’ named executive officers for 2007.

		Estimated	All Other		All Other			Grant
		Future Payouts	Stock		Option			Date
		Under	Awards:		Awards:		Exercise	Fair
		Non-Equity	Number		Number of		or Base	Value
		Incentive	of Shares		Securities		Price	of Stock
		Plan Awards	of Stock		Underlying		of Option	and Option
	Grant	Target	or Units		Options		Awards	Awards
Name	Date	($)(1)	(#	)	(#	)(2)	($/Sh)(3)	($)(4) (5)
Daniel R. Baty (6)

Granger Cobb	9/4/07				500,000		$27.40	$6,540,000
	9/4/07		194,125

Raymond R. Brandstrom		$120,750
	9/4/07				50,000		$27.40	$654,000

Justin Hutchens		$175,000
	9/4/07				100,000		$27.40	$1,308,000
	9/4/07		88,147

Melanie Werdel		$100,000
	9/4/07				40,000		$27.40	$523,200
	9/4/07		22,037

Budgie Amparo		$70,000
	9/4/07				30,000		$27.40	$392,400
	9/4/07		8,622

Gary S. Becker (7)

(1)
Annual incentive cash program for the executive officers, except for the Co-Chief Executive Officers, had a targeted bonus of 40% to 50% of their base salary.  Of this targeted percentage, 50% of their targeted bonus was related to the corporate financial performance goal of the Company achieving an increase of $3.5 million in net income adjusted for certain non-recurring items from the previous year.  The other 50% of the bonus target related to performance with respect to agreed upon individual objectives.  As described in the "Compensation Discussion and Analysis – Executive Compensation Components – Annual Cash Incentives,"  Mr. Baty and Mr. Cobb did not receive any cash bonus payment for 2007.  Only a target payout is shown in the column because there is no established threshold or maximum payout.

(2)
Options granted to the named executive officers during 2007 were incentive stock options to the maximum extent possible under the Internal Revenue Code, with any excess granted as nonqualified stock options pursuant to the 2006 Plan.  Each executive received options to purchase shares with a term of seven years and a vesting schedule of four years.

(3)	The exercise price of the options granted equals the market closing price of Emeritus common stock on the day of the grant.

(4)
The fair value of option awards granted is calculated in accordance with SFAS No. 123R.  See Note 1, under the heading “Stock-Based Compensation,” in Notes to Consolidated Financial Statements set forth in our annual report on Form 10-K filed on March 17, 2008, for assumptions made in determining these amounts.  These amounts reflect  accounting expense for the awards, and do not correspond to the actual value that may be recognized by the executives.

(5)
No grant date fair value for the stock awards is reported because their value was recognized as a portion of the purchase price for our acquisition of Summerville.  These fully vested stock awards were granted in satisfaction of certain change in control payment obligations included in certain named executive officers' employment agreements with Summerville, which Emeritus agreed to pay under the terms of the Summerville merger agreement.

(6)	Mr. Baty did not receive an option grant in 2007.

(7)
Mr. Becker did not receive an option grant in 2007 due to his retirement from Emeritus effective as of May 1, 2007.  In connection with Mr. Becker's retirement arrangements, he received an extension of time to exercise outstanding options and continued vesting for certain options, which resulted in an incremental SFAS 123R expense of $206,831.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the holdings of stock options by the named executive officers at December 31, 2007.

	Option Awards
		Number of Securities
		Underlying Unexercised
		Options (#)

				Option	Option
Name	Grant			Exercise	Expiration
	Date	Exercisable	Unexercisable (1)	Price ($)	Date
Daniel R. Baty
	02/06/02	16,666		$2.95	2/6/12
	03/12/03	33,333		$3.95	3/12/13
	07/25/06	20,000	10,000	$18.60	7/25/13
Totals		69,999	10,000
Granger Cobb
	09/04/07	100,000	400,000	$27.40	9/4/14
Totals		100,000	400,000
Raymond R. Brandstrom
	12/10/01	142,000		$2.11	12/10/11
	02/06/02	40,000		$2.95	2/6/12
	03/12/03	40,000		$3.95	3/12/13
	07/25/06	16,667	8,333	$18.60	7/25/13
	09/04/07		50,000	$27.40	9/4/14
Totals		238,667	58,333
Justin Hutchens
	09/04/07		100,000	$27.40	9/4/14
Totals		-	100,000
Melanie Werdel
	09/04/07		40,000	$27.40	9/4/14
Totals		-	40,000
Budgie Amparo
	09/04/07		30,000	$27.40	9/4/14
Totals		-	30,000
Gary S. Becker (2)
	12/10/01	4,955		$2.11	12/10/11
	02/06/02	40,000		$2.95	2/6/12
	03/12/03	40,000		$3.95	3/12/13
	07/25/06	16,667	8,333	$18.60	7/25/13
Totals		101,622	8,333

(1)
Unexercisable options reflect options granted to the named executive officers pursuant to the 2006 Plan.  The unexercisable options granted on July 25, 2006 vested 1/3 as of the grant date and vest an additional 1/3 on each of July 25, 2007 and July 25, 2008, so that the option is fully vested two years from the grant date.  Except for Mr. Cobb, the unexercisable options granted on September 4, 2007 vest ¼ on September 4, 2008 and an additional ¼ vest on each of September 4, 2009, September 4, 2010 and September 2011 so that the option is fully vested four years from the date of grant. Mr. Cobb's stock option granted on September 4, 2007 vested 20% as of the date of grant and vests an additional 20% on each anniversary of the grant date so that the option is fully vested four years from the date of grant.

(2)
Pursuant to an agreement with Mr. Becker in connection with his retirement from Emeritus effective May 1, 2007, his outstanding unvested options will continue to vest until May 1, 2009, on which date he will have 90 days thereafter to exercise all remaining outstanding stock options.

2007 Option Exercises

The following table presents information regarding the exercise of stock options by the named executive officers during 2007.

Option Awards

Number of
	Shares Acquired		Value Realized
Name	on Exercise		On Exercise
	(#	)	($) (1)
Daniel R. Baty	-		-
Granger Cobb	-		-
Raymond R. Brandstrom	20,000		$567,800
Justin Hutchens	-		-
Melanie Werdel	-		-
Budgie Amparo	-		-
Gary S. Becker	58,545		$1,841,637

(1)	The value realized on exercise is the difference between the fair market value of the underlying common stock at the time of exercise and the exercise price.

2007 Nonqualified Deferred Compensation

Emeritus maintains a Nonqualified Deferred Compensation Plan that allows certain employees, including the named executive officers, to defer receipt of up to 25% of their salary, which is invested in the employee’s choice of eight investment options. The named executive officers and other executive officers receive a mandatory employer contribution of up to 25% at year-end of their contributions that is immediately vested. In addition, there is a discretionary employer match of up to an additional 75% of contributions that becomes nonforfeitable subject to a three-year vesting schedule or earlier upon the executive officer’s reaching normal retirement age or death, or a change in control. The discretionary match, which is required to be approved by the Compensation Committee, was 50% for 2007. Deferral elections occur once a year and may include the executives’ base salary, bonus or both. Once the election is made, that deferral amount may not be changed for that year. Any contributions made to the plan, and the earnings on those contributions, will be paid in January of the year following an executive’s termination of employment for whatever reason. In cases where an executive's balance in the plan is less than $100,000, it is paid as a single sum and amounts greater than $100,000 are paid in five equal annual payments. The plan provides for disbursements to currently employed executives in the event of an unforeseen emergency. For this purpose, an “unforeseen emergency” means a severe financial hardship to a participant resulting from an illness or accident of the participant, the participant’s spouse or a dependent; the loss of the participant’s property due to casualty; or other extraordinary and unforeseeable circumstances arising from events beyond the participant’s control.

The following table presents information on the nonqualified deferred compensation for each of the named executive officers for 2007.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last	in Last	in Last	Distributions	at Last
Name	Fiscal Year	Fiscal Year	Fiscal Year		Fiscal Year-End
	($)	($)(1)	($)(2)	($)	($)

Daniel R. Baty	$-	$-	$-	$-	$-
Granger Cobb	$-	$-	$-	$-	$-
Raymond R. Brandstrom (3)	$48,000	$36,000	$28,424	$-	$289,936
Justin Hutchens	$-	$-	$-	$-	$-
Melanie Werdel	$-	$-	$-	$-	$-
Budgie Amparo	$-	$-	$-	$-	$-
Gary S. Becker	$-	$-	$40,608	$-	$487,909

(1)
The amount reported reflects matching contributions made by Emeritus in 2008 for 2007 contributions.  These amounts are included in the "All Other Compensation" column of the Summary Compensation Table but not in the "Aggregate Balance at Last Fiscal Year-End" column of this table because of the date the contributions were made.

(2)
These amounts represent the actual increase in the value of the investments selected by the executive.  None of the amounts shown were included in the Summary Compensation Table for 2007 because none of such amounts were above-market or preferential.

(3)
Amounts reported in the "Executive Contributions in Last Fiscal Year" and "Company Contributions in Last Fiscal Year" columns were reported for 2007 in the "Salary" column of the Summary Compensation Table.  $42,000 of the amount in the "Aggregate Balance at Last Fiscal Year End" was reported for 2006 in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

To date, the Compensation Committee has not established a formal plan for separation and change-in-control arrangements.  In cases where the need arises for a separation arrangement, the Compensation Committee relies upon the recommendations of the Co-Chief Executive Officers in matters related to the specific individual.  The Compensation Committee then reviews and considers these recommendations in its deliberations.  In 2007, the Compensation Committee entered into certain of these agreements, due to the retirement of certain officers that allowed for those individuals to receive their base salary for a set number of months and there-after to receive 60% of their base salary for another set number of months.  In addition, those officers also receive additional compensation to cover medical insurance premiums.  The extent to which the Compensation Committee will continue to provide for these types of arrangements, or whether the components will remain as described above, will be decided in the future on a case-by-case basis.

In recognition of his years of service to Emeritus and his contributions, Mr. Becker is a party to one such agreement in connection with his retirement from Emeritus effective as of May 1, 2007.  Under Mr. Becker's agreement, he will receive continued annual base salary of $241,500 until May 1, 2009.  Thereafter, he will receive 60% of his base salary ($144,900) for 12 months, for a total salary continuation benefit of $591,700.  In addition, Mr. Becker is eligible to receive continued COBRA coverage for 18 months following his retirement.  Thereafter, Emeritus will pay Mr. Becker a one-time cash payment to cover medical premiums under an individual plan for Mr. Becker and his spouse until Mr. Becker reaches age 65.  The value of continued medical insurance coverage is estimated to be $48,000.  Mr. Becker is also eligible to continued participation in the Nonqualified Deferred Compensation Plan and to receive a company matching contribution based on amounts deferred.  In connection with Mr. Becker's retirement, his outstanding unvested stock options will continue to vest according to their original schedule until May 1, 2009 and he will have 90 days after such date to exercise all then outstanding stock options.  While not determinative of the final value, if any, Mr. Becker may realize from continued vesting of his stock options, the difference between the exercise price of such options ($18.60) and the closing price of our common stock on May 1, 2007 ($33.00), multiplied by the number of shares that will continue vesting after May 1, 2007

(16,666 shares), was $240,000.  In the event of a change of control (generally as defined below for purposes of the 2006 Plan), the foregoing financial obligations may be paid by Emeritus in a lump sum amount.

2006 Plan.  Unless otherwise determined at the time of grant of an award, if a change in control or company transaction occurs, awards granted under the 2006 Plan will become fully vested and no longer subject to forfeiture.  A change in control is generally defined in the 2006 Plan as (i) an acquisition of 50% or more of our outstanding common stock or the voting power of then outstanding voting securities, except for certain related party transactions, or (ii) a change in the composition of the board of directors during any two-year period such that individuals who, as of the beginning of such two-year period, constituted the board cease to constitute at least a majority of the board.  A company transaction is defined in the 2006 Plan as the consummation of (a) a merger or consolidation of Emeritus, (b) a statutory share exchange for at least 50% of Emeritus’s outstanding voting securities or (c) a sale or other transfer of all or substantially all of Emeritus’s assets.  In the event of certain transactions, outstanding awards may be cashed out for a payment based on the consideration received by shareholders in the transaction.

If a change in control or a company transaction had occurred effective as of the last business day of fiscal year 2007 (December 31, 2007), the estimated amount of incremental compensation to be received by each of the named executive officers upon the change in control or company transaction as a result of the acceleration of their unvested stock options would be as follows:

Acceleration
of Unvested
Name	Options
($)

Daniel R. Baty	$65,500
Granger Cobb	$0
Raymond R. Brandstrom	$54,581
Justin Hutchens	$0
Melanie Werdel	$0
Budgie Amparo	$0

These amounts are based on the difference between the exercise price of the outstanding options and the closing price of Emeritus common stock on December 31, 2007, which was $25.15.  The actual amounts to be received can only be determined at the time of a change in control or corporate transaction, if any. No amounts are shown for acceleration of unvested stock options held by certain individuals listed above because the exercise prices for such individuals' options is greater than $25.15.  Mr. Becker retired from Emeritus during 2007 and the actual amounts he received or will receive in connection with his retirement are described above.

Employment Agreements.  Mr. Cobb's employment agreement with us provides that in the event of his termination by Emeritus without cause or for by Mr. Cobb for good reason, he will be entitled to a lump sum payment equal to the lesser of (a) $2 million and (b) the amount of his then current annual base salary otherwise payable through December 31, 2011 (or the end of the term of any extension to the agreement).  Mr. Cobb is also entitled to full vesting of outstanding stock options.  In the event of termination of employment by death or disability, Mr. Cobb is entitled to a lump sum payment equal to his then current annual base salary.

Assuming a termination of employment as of December 31, 2007, Mr. Cobb would have been entitled to the following payments:  (a)  termination without cause or for good reason:  $3.5 million (including a related tax gross-up) and (b) termination due to death or disability:  $1.0 million (including a related tax gross-up).

For purposes of the agreement, "cause" means (a) willful and repeated failure to comply with lawful written directives of the board; (b) any knowing, willful or intentional act of disloyalty or misconduct that is materially injurious to Emeritus or conviction of, or plea of guilty to, a felony or for or of a crime involving moral turpitude; or (c) a breach of the employment agreement and failure to timely cure such breach following notice from Emeritus of such breach.

"Good reason" means (a) a reduction in, without Mr. Cobb's prior written consent, or failure to timely pay compensation due under the agreement; (b) a material change in position and/or title without Mr. Cobb's prior written consent or a material diminution in his duties, responsibilities and/or authority; (c) the occurrence of certain company transactions; (d) material breach by Emeritus of the agreement and failure to timely cure such breach; or (e) a requirement that Mr. Cobb relocate his principal residence or Emeritus relocates its headquarters more than 20 miles from its present location.  For purposes of the agreement, company transactions generally include (a) a merger or consolidation of Emeritus in which Emeritus (or a majority-owned affiliate of Emeritus) is not the surviving entity following such merger or consolidation; (b) a transfer to a third party of 50% or more of the total voting power of all classes of Emeritus stock; (c) an acquisition by a third party of more than 50% of Emeritus's preferred stock; (iv) sale or transfer of all or substantially all the assets of Emeritus, unless the surviving entity assumes the obligations under the agreement; or (d) a change in the composition of the board of directors during any twelve-month period such that individuals who, as of the beginning of such period, constituted the board cease to constitute at least a majority of the board.

"Disability" means mental or physical disability such that Mr. Cobb is then entitled to receive disability benefits under the Emeritus long-term disability insurance policy.  If Emeritus does not have such a policy, "disability" means Mr. Cobb's inability to perform substantially all of his duties required under the agreement due to accident or disability or physical or mental illness for a period that exceeds 90 days in any 12-month period or 120 or more working days in any 12-month period.

Nonqualified Deferred Compensation Plan.  The Nonqualified Deferred Compensation Plan provides for a mandatory company matching contribution, which is immediately vested, and a discretionary company contribution, which will become nonforfeitable subject to a three-year vesting schedule or if earlier upon the participant’s reaching normal retirement age, the participant’s death, or a change in control.  A change in control means (i) an acquisition of 50% or more of our outstanding common stock or the voting power of then outstanding voting securities, (ii) shareholder approval of a reorganization, merger or consolidation where shareholders immediately prior to the transaction do not own more than 50% of the combined voting power after the transaction; (iii) a liquidation or dissolution of Emeritus; or (iv) a sale of all or substantially all of Emeritus’ assets.  If any such termination event had occurred effective as of December 31, 2007, the estimated amount of incremental compensation to be received by each of the named executive officers would be zero since all named executives are 100% vested.

DIRECTOR COMPENSATION

Director Compensation

Employee directors do not receive any separate compensation for their service on our board of directors.  We currently pay each of our non-employee directors an annual cash retainer of $15,000 and cash fees of $1,500 for each board meeting or committee meeting they attend, whether in-person or telephonic.  We also reimburse them for all reasonable expenses incurred in connection with their attendance.  Under the Emeritus Amended and Restated Stock Option Plan for Nonemployee Directors, each non-employee director automatically receives an option to purchase 2,500 shares of our common stock at the time of the director’s initial election or appointment to the board of directors.  In addition, each non-employee director automatically receives an option to purchase 7,500 shares of our common stock immediately following each year’s annual meeting of shareholders.  All options granted under the plan fully vest on the day immediately prior to the annual shareholders’ meeting that follows the date of grant, and expire 10 years after the date of grant, with the exception of the option for 2,500 shares granted at the time of a director’s initial election or appointment to the board of directors, which vests immediately upon grant.  The exercise price for these options is the fair market value of our common stock on the grant date.

2007 Director Compensation Table

The following table sets forth the compensation of our nonemployee directors for 2007.  As employee directors,  Daniel Baty and Granger Cobb do not receive any separate compensation for service on the board of directors.  See the Summary Compensation Table for disclosures relating to their compensation.

	Fees Earned
Name	or Paid	Option
	in Cash	Awards	Total
	($)	($)(1)	($)

Stanley L. Baty	$28,500	$98,453	$126,953
Bruce L. Busby	$51,000	$98,453	$149,453
Charles P. Durkin, Jr.	$37,500	$98,453	$135,953
Stuart Koenig (2)	$18,000	$47,975	$65,975
Robert E. Marks	$51,000	$98,453	$149,453
David W. Niemiec	$39,000	$98,453	$137,453
T. Michael Young	$46,500	$98,453	$144,953

(1)
Reflects the compensation cost for financial reporting purposes for the year in accordance with SFAS No. 123R for stock options granted to each director in 2007 and prior years.  See Note 1, under the heading “Stock-Based Compensation,” in Notes to Consolidated Financial Statements set forth in our annual report on Form 10-K filed on March 17, 2008, for assumptions made in determining these amounts.  These amounts reflect the accounting expense for the awards, and do not correspond to the actual value that may be recognized by the directors.  The weighted average fair value of options granted for 2007 was $18.28 per share.

(2)	Mr. Koenig became a member of the board of directors in September 2007.

The following table contains the aggregate number of option awards outstanding at December 31, 2007, for non-employee directors:

Option
Name	Shares
Stanley L. Baty	25,000
Bruce L. Busby	32,500
Charles P. Durkin, Jr.	40,500
Stuart Koenig	2,500
Robert E. Marks	17,500
David W. Niemiec	40,500
T. Michael Young	32,500

TRANSACTIONS WITH RELATED PERSONS

Our Code of Conduct provides that prior to any transaction between us and an officer or a director, such proposed transaction must be fully disclosed in writing to our board of directors, or a committee of independent directors designated by the board of directors, and must be approved by the board of directors or such committee.  In early 2001, the board of directors began the practice of using a special committee of independent directors, referred to as the Special Committee, to consider any transaction between a director and us and to make recommendations to the board of directors.  Since that time, the board has maintained the Special Committee to review and make recommendations with respect to such transactions as needed.  The Special Committee currently consists of Messrs. Niemiec (Chairman), Young, Marks, and Koenig.  In circumstances in which the transaction involves Saratoga or Apollo entities, in which Messrs. Niemiec and Koenig would not be independent, the matter is referred to the Audit Committee for disposition in lieu of the Special Committee.  These committees are authorized to retain outside advisors and consultants to assist them in evaluating the subject transactions and, on several occasions involving major real estate transactions, they have retained real estate appraisers to assist them and on one occasion involving transactions, a valuation firm was retained to assist the committee.

In general, the board of directors, Special Committee, or Audit Committee, as the case may be, determines whether the subject transaction is fair to us and our shareholders and, where appropriate, whether the transaction is consistent with similar transactions between independent parties.  Other than the Code of Conduct and Code of Ethics, we have not established written policies and procedures applicable to related party transactions but have relied on these historical practices and standards.

With one exception, the related party transactions described below that were entered into since January 1, 2007, were reviewed by the Special Committee or Audit Committee in accordance with the above practices.  The exception was the amended and restated shareholders’ agreement and the registration rights agreements entered into in connection with the Summerville acquisition, which involved the Saratoga Funds, Mr. Baty and related entities, and the Apollo Funds, and became effective only upon the consummation of the Summerville acquisition.  These agreements were not separately submitted to either the Special Committee or the Audit Committee, but were considered by the independent directors as part of and incidental to the larger merger transaction, and were approved by the full board of directors.

Community Agreements with Baty-Related Entities

Daniel R. Baty, our Chairman of the board of directors and Co-Chief Executive Officer, personally guarantees our obligations under a master lease pursuant to which we lease 20 communities from a REIT.  In August 2007, the Company acquired two of the communities formerly operated under this lease, thereby reducing the number of communities guaranteed by Mr. Baty to 18.  As compensation for facilitating this lease in 2004 and for the guarantee, Mr. Baty receives, based on a prescribed formula, 50% of the positive cash flow of the 18 communities and is responsible for 50% of any negative cash flow, as defined in a cash flow sharing agreement.  We have the right to purchase Mr. Baty’s 50% interest in the cash flow of the 18 communities for 50% of the lesser of six times cash flow or the fair market value of that cash flow.  For purposes of this transaction, cash flow is defined as actual cash flow after management fees of 5% of revenues payable to us, actual capital expenditures, and certain other agreed adjustments.  Under this agreement, Mr. Baty received $413,000 in 2007 and $632,000 in 2005, and paid us $317,000 in 2006.

The lease guaranteed by Mr. Baty has a term of 15 years, with one 15-year renewal option.  The annualized cash lease payment for the 18 communities is approximately $14.5 million per year, with inflators based on the change in the consumer price index not to exceed 40 basis points during years two through four and 30 basis points thereafter, as calculated with respect to the REIT’s investment basis in the properties.  The lease is a net lease and is cross-defaulted and cross-collateralized with all of our other leases and loans relating to other communities owned by the REIT.  All of the leases contain certain financial and other covenants.  We have the right of first refusal to purchase these leased communities.

At January 1, 2007, we managed seven assisted living communities, four of which were owned by four entities that Mr. Baty controlled and in which he and/or the Baty family partnership held varying direct and indirect financial interests ranging from 25.4% to 77.7%, and four of which were wholly-owned by Mr. Baty.  The management agreements generally provided for fees ranging from 4% to 6% of revenues, were for indefinite terms unless terminated for cause, and granted us a right of first refusal on sale of the property.  In January 2007, one of the communities owned by Mr. Baty was sold.  During 2007, we received $1.0 million in management fees from all communities in this group, including those that have been discontinued.

On March 15, 2007, we purchased 12 communities consisting of 786 units located in five states for a price of $100.2 million, including transaction costs.  We had leased four of these communities from Healthcare Realty Trust, or HRT, since May 2002 and eight since May 2003.  Capmark Finance, Inc., which we refer to as Capmark,  provided mortgage financing of $101.6 million, which was used to pay the purchase price and related debt and transaction and financing costs.  At the time of the transaction, we had a $10.8 million loan outstanding with HRT that was secured by mortgages on the leases on the 12 communities acquired.  As part of this transaction, this loan was acquired by Columbia Pacific Opportunity Fund, LP, an entity in which Mr. Baty has a financial interest.  The payment terms were unchanged from the original note.  The loan accrued interest at 10% per annum, was payable in monthly installments of interest only and was due in full in June 2008.  The $10.8 million loan outstanding with Columbia Pacific Opportunity Fund, LP was repaid in July 2007.

We have a continuing agreement with Mr. Baty which governs the operating, accounting, and payment procedures relating to the foregoing entities in which Mr. Baty had a financial interest, including prompt repayment of any balances that are temporarily outstanding as a result of normal operations and interest on average outstanding balances at LIBOR plus 3%.  As of March 31, 2008, there were no material outstanding balances (net of funds held by us for application to outstanding balances).

Fretus Lease and Other Transactions

At January 1, 2007, we leased 24 assisted living communities in six states containing approximately 1,650 units from Fretus Investors LLC, a private investment joint venture between Fremont Realty Capital, which holds a 65% stake, and an entity controlled by Mr. Baty, which holds a 35% minority stake.  Through other entities, Mr. Baty held an indirect 44.3% financial interest in the minority entity and, therefore, a 15.5% indirect financial interest in Fretus itself.  Mr. Baty guaranteed a portion of the debt and controlled the entity that served as the administrative member of Fretus.  The Fretus lease provided for an initial 10-year term, with two 5-year extensions.  The lease included an opportunity for us to acquire the communities during the third, fourth, or fifth year and the right, under certain circumstances, for the lease to be cancelled as to one or more properties upon the payment of a termination fee.  The lease was a net lease.  Originally, the base rent was equal to (i) the debt service on the outstanding senior mortgage granted by Fretus, and (ii) an amount necessary to provide a 12% annual return on equity to Fretus.  The initial senior mortgage debt was for $45 million and interest accrued at LIBOR plus 3.5%, subject to a floor of 6.25%.  The Fretus initial equity was approximately $24.8 million but increased to $25 million at December 31, 2004, as a result of additional capital contributions for specified purposes.  Based on the initial senior mortgage terms and Fretus equity, the rent was approximately $500,000 per month.  In addition to the base rent, the lease also provided for percentage rent equal to a percentage (ranging from 7% to 8.5%) of gross revenues in excess of a specified threshold commencing with the thirteenth month of the lease.

In October 2005, Fretus refinanced the senior mortgage debt, increasing the debt to $90 million (which returned the Fretus investors’ original equity and provided $20 million of additional cash), with interest accrued at LIBOR plus 2.65%, and a maturity in October 2008.  In connection with this refinancing, which required our consent, our rent payment was adjusted by one half of the amount by which the interest cost of the original mortgage debt differed from the interest cost of the refinanced debt.  Based on LIBOR rates at the time, this reduced our rent by approximately $392,000 per year, but was subject to change based on current interest rates.  In connection with the amendment, our maximum annual rent for the remaining term of the lease was limited to $7.2 million, excluding percentage rent.  During 2006, our total rent expense under this lease was approximately $7.7 million and in 2007 was approximately $1.3 million, including percentage rent.

On February 22, 2007, we purchased the 24 Fretus communities for a price of $143.5 million, including transaction costs.  Capmark provided fixed rate mortgage financing of $132.0 million and variable rate mortgage financing of $8.0 million.  In addition, Baty-related entities provided $18.0 million in short-term financing to us, of which approximately $5.1 million was used to fund the balance of the purchase price.  The unsecured short-term debt was due in 24 months and bore interest at 9.0% per annum, with interest-only payable monthly.  The variable rate debt of $8.0 million and the Baty-related debt of $18.0 million were repaid in July 2007.

Convertible Debentures

In November 2005, we completed an offer to exchange our outstanding 6.25% Convertible Subordinated Debentures due 2006 for new 6.25% Convertible Subordinated Debentures due 2008.  In the exchange offer, $26.6 million of the $32.0 million principal amount of outstanding debentures were exchanged.  The remaining $5.4 million principal amount of outstanding debentures was paid at maturity in January 2006.  The terms of the then existing debentures and the new debentures were substantially the same, except that the maturity of the new debentures is July 1, 2008, instead of January 1, 2006, and the new debentures can not be redeemed at our election. The new debentures are convertible into common stock at the rate of $22 per share.  Interest on the new debentures is payable semiannually on January 1 and July 1 of each year.  The new debentures are unsecured, and subordinated to all of our other indebtedness.

Of the $32.0 million principal amount of the original debentures, $15.8 million was owned by entities controlled by Mr. Baty and Stanley L. Baty and in which they have financial interests, and $5 million was owned by Saratoga.  All of these debentures were exchanged in the exchange offer.

In February 2007, we offered to pay each new debenture holder who elected to convert its debentures by March 8, 2007, an amount in cash equal to the amount of interest the holder would receive if the new debentures were held to the maturity date of July 1, 2008.  As a result of this offer, holders of $16.1 million principal amount converted their debentures into 732,725 shares of common stock. Of those converted, $15.8 million principal amount of new debentures was owned by entities that Mr. Baty and Stanley L. Baty control. These entities were issued 717,727 shares of common stock in the conversions and received approximately $1.3 million in cash representing the conversion incentive payment.  This amount would otherwise have been paid in three equal installments on July 1, 2007, January 1, 2008, and July 1, 2008.  Of the remaining $10.5 million in principal amount of debentures, $5 million principal amount is held by Saratoga Partners IV, L.P. and related entities.  Since January 1, 2007, we have paid $656,000 in interest on these debentures held by the Saratoga entities.

Noncompetition Agreements

We have entered into noncompetition agreements with Messrs. Baty and Brandstrom.  These agreements provide that they will not compete with us, directly or indirectly, in the ownership, operation, or management of assisted living communities anywhere in the United States and Canada during the terms of their employment and for a period of two years following the termination of their employment.  The agreements also provide, however, that they may hold (1) up to a 10% limited partnership interest in a partnership engaged in such business, (2) less than 5% of the outstanding equity securities of a public company engaged in such business, or (3) interests in Painted Post, as described below.

Painted Post

During 1995, Messrs. Baty and Brandstrom formed Painted Post Partners, a New York general partnership, to facilitate the operation of assisted living communities in the state of New York for state regulatory reasons.  This partnership later contributed its assets to Painted Post LLC, which is now the successor to the partnership.  We have entered into administrative services agreements with the partnership for the term of the underlying leases.  The administrative services agreements provide for fees that would equal or exceed the profit of a community operated efficiently at full occupancy and, unless reset by agreement of the parties, will increase automatically on an annual basis in accordance with changes in the Consumer Price Index.  In addition, we have agreed to indemnify Messrs. Baty and Brandstrom against losses and, in exchange, they have agreed to assign any profits to us.  As part of their general noncompetition agreements with us, each of Messrs. Baty and Brandstrom has agreed that, in the event either ceases to be a senior executive of Emeritus, he will transfer his interest in Painted Post for a nominal charge to his successor at Emeritus or other person designated by us.

Summerville Agreements

On September 1, 2007, we acquired all of the outstanding stock of Summerville through a merger of our wholly-owned acquisition subsidiary with Summerville.  Under the terms of the merger agreement, a total of 8,392,656 shares of our common stock were issued: (i) to the Apollo funds, in satisfaction of certain loans from such entities to Summerville, (ii) to certain employees of Summerville in satisfaction of certain incentive compensation arrangements, and (iii) to the stockholders of Summerville, including the Apollo funds.

In connection with the Summerville acquisition, Emeritus, certain entities affiliated with Apollo Real Estate Advisors, Saratoga and certain of its affiliates, and Mr. Baty and certain of his affiliates, entered into an amended and restated shareholders agreement dated March 29, 2007, which became effective upon consummation of the Summerville acquisition.  Pursuant to the amended shareholders agreement, the Apollo shareholders, the Saratoga shareholders and the Baty shareholders agreed to vote their shares to elect one representative designated by the Apollo shareholders, one representative designated by the Saratoga shareholders and one representative designated by the Baty shareholders so long as each shareholder group beneficially owns at least 5% of our outstanding shares or one-half of the amount of shares beneficially owned by the shareholder group immediately following the closing of the Summerville acquisition.  In addition, each of the shareholders who are parties to the amended shareholders agreement agreed that, in the event the shareholder proposes to transfer (other than certain permitted transfers, including sales pursuant to a registration statement under the Securities Act of 1933, sales pursuant to Rule 144 under the Securities Act, transfers to the limited partners or owners of certain shareholders that are entities, and transfers pursuant to gifts and bequests or to certain family members) more than thirty percent of the shares beneficially owned by the shareholder in a transaction or series of related transactions, then the other shareholders shall have the right to participate in such transfer on a pro rata basis.  The amended and restated shareholders agreement will terminate with respect to any shareholder who is a party to the agreement at such time as the shareholder owns less than a certain level of ownership.  The amended shareholders agreement may also be terminated with the unanimous written consent of the shareholders who are party to the agreement.

In addition to the amended shareholders agreement, the Apollo shareholders, the Saratoga shareholders, the Baty shareholders, and Granger Cobb, our President and Co-Chief Executive Officer, entered into a registration rights agreement dated March 29, 2007.  Under the registration rights agreement, we agreed to register shares of common stock beneficially owned by these persons under certain circumstances.  In particular, we filed a shelf registration statement, which was declared effected by the SEC on January 16, 2008, to permit public resale of 4,859,008 shares beneficially owned by certain of the Apollo shareholders, and 1,800,000 shares beneficially owned by the Saratoga shareholders. We are obligated to keep this initial shelf registration statement effective until April 1, 2010, until all of the shares subject to this shelf registration statement have been sold, or until all of the shares subject to this shelf registration statement are sold without restriction under Rule 144 under the Securities Act.  In addition, each of the Apollo shareholders, the Saratoga shareholders and the Baty shareholders have the right to request that we file up to two additional registration statements, one of which may be a shelf registration statement.  We have also granted the shareholders who are parties to the registration rights agreement certain customary incidental, or “piggyback,” registration rights to participate in registrations initiated by us for our own account or other security holders.  The Company and the shareholders who are parties to the registration rights agreement have agreed to certain other related obligations that are customary for agreements of this nature.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2007, our officers, directors and greater-than-10% shareholders complied with all Section 16(a) filing requirements, with the exception of Brandon D. Baty, who filed a late Form 3 on August 23, 2007 with respect to becoming a greater-than-10% shareholder on May 31, 2007, and one late Form 4 on August 23, 2007 with respect to six transactions for open market purchases of common stock on August 16, 2007.

REPORT OF THE AUDIT COMMITTEE

The board of directors found that the Audit Committee members of Messrs. Busby, Marks, and Young are independent as that term is defined in Section 121A of the American Stock Exchange listing standards.  The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2007 with the management of Emeritus.  Additionally, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.  The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.  Based on the discussions and reviews noted above, the Audit Committee recommended to Emeritus’ board of directors that the audited financial statements be included in Emeritus’ Annual Report on Form 10-K for fiscal year 2007.

Audit Committee (2008)

Bruce L. Busby (Chairman)

Robert E. Marks

T. Michael Young

SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals for Inclusion in the Proxy Statement

For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting of shareholders next year, the written proposal must be received by our Corporate Secretary at our principal executive offices no later than January 9, 2009.  If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials.  Proposals should be addressed to:  Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.

Advanced Notice Procedures for Director Nominations and Other Business

Shareholders who intend to nominate persons for election to the board of directors or to present a proposal at the 2009 annual meeting of shareholders without inclusion of the proposal in our proxy materials must provide advanced written notice of such nomination or proposal in the manner required by our bylaws.  We expect our 2009 annual meeting to be held on June 11, 2009.  Based on this date, under our bylaws notice of nomination or other business must be delivered to our Corporate Secretary at our principal executive offices no earlier than March 13, 2009, and no later than April 14, 2009.  If less than 60 days’ notice or public disclosure of the date of the 2009 annual meeting of shareholders is given, then notice must be received not later than the close of business on the tenth day following the date on which notice of such meeting is first mailed to shareholders or such public disclosure was made.  Any shareholder notice shall set forth:  (i) the name and address of the shareholder making the proposal; (ii) a representation that the shareholder is entitled to vote at the annual meeting and a statement of the number of shares of our stock that are beneficially owned by the shareholder; (iii) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to propose such business; and (iv) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the annual meeting, the language of the proposal and any material interest of the shareholder in presenting the proposal.

Our timely receipt of a proposal by a qualified shareholder will not guarantee the proposal’s inclusion in our proxy materials or presentation at the 2009 annual meeting, due to other requirements in the proxy rules.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with all applicable requirements of the SEC’s proxy rules, state law and our bylaws.

EMERITUS CORPORATION

PROXY FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 12, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Daniel R. Baty and Raymond R. Brandstrom, and each of them, as the proxies with full power of substitution and hereby authorizes each of them to represent and to vote as designated hereon all the shares of Common Stock of Emeritus Corporation held of record by the undersigned on June 11, 2008, at the 2008 Annual Meeting of Shareholders to be held at the South Cascade Room of the Harbor Club, Norton Building, 801 Second Avenue, 17th Floor, Seattle, Washington 98104, at 10:00 a.m. on Thursday, June 12, 2008, with authority to vote upon the following matters and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

IMPORTANT – PLEASE DATE AND SIGN ON THE OTHER SIDE

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED. WILL BE VOTED “FOR” THE PROPOSALS

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						FOR	AGAINST	ABSTAIN
ITEM 1.	ELECTION OF DIRECTORS Election of the following nominees to serve as directors in the class indicated and for the term indicated until their successors are elected and qualified.	FOR all nominees Listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.
CLASS III (TERM EXPIRING 2011): 01 DANIEL R. BATY 02 BRUCE L. BUSBY 03 CHARLES P. DURKIN JR. CLASS I (TERM EXPIRING 2009): 04 STUART KOENIG CLASS I I (TERM EXPIRING 2010): 05 GRANGER COBB

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					I plan to attend the Annual Meeting
____________________________________________________________________
(Write the name(s) of nominee(s) in this space)
Unless otherwise directed all votes will be apportioned equally between those persons for whom authority is given to vote.

In his discretion, the proxy is authorized to vote upon such other  business as may properly be brought before the meeting or any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1 AND “FOR” ALL THE OTHER ITEMS.

The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of a Notice of Annual Meeting of Shareholders and a Proxy Statement dated April 29, 2008.

YOUR VOTE IS IMPORTANT, PROMPT RETURN OF THIS PROXY CARD WILL HELP SAVE THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.

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